Exhibit 10.5
     The following summarizes the 2010 Executive Compensation Program approved by the Compensation Committee of the Board of Directors of Jefferies Group, Inc. for the following executive officers:

Peregrine C. Broadbent
Chief Financial Officer
Salary:	$1,000,000
Bonus Range:	Discretionary*
Long-term Equity Incentive:	$0

Charles J. Hendrickson
Treasurer
Salary:	$250,000
Bonus Range:	Discretionary*
Long-term Equity Incentive:	$0

Lloyd H. Feller
Executive Vice President, General Counsel and Secretary
Salary:	$900,000
Annual Bonus Range:	$0 — $1.3 million**
Long-term Equity Incentive:	7,308.4 restricted stock units (adjusted for the May 15, 2006 two-for-one stock split effected as a stock dividend), as a long-term equity grant for each of 2006 through 2010 (valued at $200,000 for each year) were granted on February 1, 2006 representing part of the executive’s 2006 through 2010 compensation. The aggregate 36,542 restricted stock units (as adjusted) were subject to 2006 performance criteria and vested 20% on each of February 1, 2007, February 1, 2008, February 1, 2009 and February 1, 2010 and will vest 20% on December 15, 2010.

*	The Compensation Committee may choose to pay all or a portion of the bonus, if any, in cash, restricted stock or restricted stock units.

**	The amount of Mr. Feller’s bonus will be dependent on earnings per share, return on equity and pre-tax profit margin for 2010. These financial measures are to be calculated using consolidated results from continuing operations of Jefferies Group, Inc. All financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during the year. Formulas were approved by the Compensation Committee for Mr. Feller which provide for no annual bonus if minimum threshold levels of performance are not achieved and maximum bonus if performance equals or exceeds the top performance threshold level. In all, six threshold levels of performance and corresponding bonus amounts were approved for Mr. Feller by the Compensation Committee. Company performance falling between set threshold levels of performance are expected to result in an amount of bonus interpolated between such set threshold levels of performance.
The Compensation Committee reserved the right to take into consideration additional performance measures in determining whether to reduce the calculated bonus award. The Compensation Committee may choose to pay all or a portion of the bonus in cash, restricted stock or restricted stock units. The Compensation Committee does not have discretion to increase awards above the maximum amount provided.